Exhibit 99.28(h)(12)

Schedule A

Dated April 29, 2013
To The
Expense Limitation Agreement
Dated April 29, 2012
Between
Touchstone Variable Series Trust and Touchstone Advisors, Inc.

Fund	Operating Expense Limit	Termination Date
Touchstone Baron Small Cap Growth Fund	1.55%	April 29, 2014
Touchstone Mid Cap Growth Fund	1.26%	April 29, 2014
Touchstone Third Avenue Value Fund	1.17%	April 29, 2014
Touchstone Large Cap Core Equity Fund	1.00%	April 29, 2014
Touchstone High Yield Fund	1.05%	April 29, 2014
Touchstone Core Bond Fund	1.00%	April 29, 2014
Touchstone Money Market Fund	0.75%	April 29, 2014
Touchstone Conservative ETF Fund	0.75%	April 29, 2014
Touchstone Moderate ETF Fund	0.75%	April 29, 2014
Touchstone Aggressive ETF Fund	0.75%	April 29, 2014
Touchstone Enhanced ETF Fund	0.75%	April 29, 2014

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE VARIABLE SERIES TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By: